UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

AIR METHODS CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	0-16079	84-0915893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

7301 South Peoria, Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 792-7400

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2012, Air Methods Corporation (the “Company”) entered into a definitive stock purchase agreement with Sundance Helicopters, Inc. (“Sundance”), a Nevada corporation, The Eisenreich Family Trust u/a/d 7/9/90, The John A. Sullivan Trust u/a/d 4/12/2002 and The Granquist 2004 Trust u/a/d 3/26/2004,  as stockholders of Sundance, and Richard Eisenreich, John A. Sullivan and James A. Granquist, as guarantors.  Sundance is a helicopter tour operator based in Las Vegas, Nevada.  In connection with the stock purchase agreement, Air Methods entered into a definitive aircraft sale and purchase agreement with two affiliated entities of Sundance, SDH Capital Holdings LLC, a Nevada limited liability company, and Saguaro Rentals LLC, an Arizona limited liability company, pursuant to which the Company, or an affiliate of the Company, will purchase all of the aircraft owned by such entities and utilized by Sundance in its business.

The Company will acquire all of the outstanding shares of capital stock of Sundance and the aircraft for an aggregate purchase price of $44 million in cash on a debt-free basis.  The Company will fund the purchase price through its senior credit facility.  Of the purchase price, approximately $4.15 million will be paid into two escrows upon closing to secure post-closing indemnification obligations of the Sundance stockholders.  Amounts held in escrow for general indemnification obligations ($2.55 million) will be released on the 18-month anniversary of the closing date, subject to pending indemnification claims, if any, and amounts for certain identified tax obligations ($1.6 million) will be released following finalization of the matters covered by such indemnities.  The purchase price may also be decreased to the extent that the working capital of Sundance at closing is less than the agreed working capital target of approximately $1.34 million.

The parties agreed to customary representations, warranties and covenants in the purchase agreement. The stockholders of Sundance and the guarantors are prohibited for a period of five years following the consummation of the transaction from soliciting or hiring Sundance employees retained by the Company and from engaging in specified competitive activities. The purchase agreement also includes various other provisions customary for transactions of this nature.

The transaction is contingent upon certain customary closing conditions, including, without limitation, the termination of existing liens and the payoff of existing indebtedness of Sundance.  The transaction is expected to close by December 31, 2012.

The purchase agreement may be terminated at any time prior to closing by the mutual written consent of the Company and the stockholders, by the Company or the stockholders upon a material breach of the purchase agreement (subject to certain customary limitations) and by the Company or the stockholders if the transactions contemplated by the purchase agreement have not been consummated on or before December 31, 2012 (subject to certain customary limitations).

The Company issued a press release regarding the agreement to acquire Sundance on December 21, 2012. The press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Air Methods Corporation Press Release, dated December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR METHODS CORPORATION

Date: December 26, 2012	By	\s\ Crystal L. Gordon
Crystal L. Gordon, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Air Methods Corporation Press Release, dated December 21, 2012.